UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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VITACUBE SYSTEMS HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

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VitaCube Systems Holdings, Inc.

Dear Stockholders:

The accompanying Information Statement is being sent to you to advise you that the holders of a majority of our common stock have approved the following action by written consent in lieu of a special meeting of our stockholders:

The grant of discretional authority to our board of directors to effect up to a 1-for-2 reverse stock split of our common stock, par value $.001 per share, with no change in the number of authorized shares of common stock.

The Company desires to apply to list its common stock on the American Stock Exchange.  In addition to other listing requirements, the Company’s common stock must trade at or above $3.00 per share.  The board of directors and stockholders had previously approved a 1-for-5 reverse stock split of the Company’s common stock, which split was effective on December 8, 2004.  The Company is concerned that the 1-for-5 reverse stock split may not result in the trading price necessary to meet the American Stock Exchange listing requirements and thus sought the authority from its stockholders to again split its shares of common stock, if the board of directors so determines.

The board of directors in its sole discretion will determine whether to effect a reverse split, the basis for the reverse split up to a maximum basis of 1-for-2, and the effective date of the reverse split.  Any split effected under this discretionary authority will be in addition to the 1-for-5 reverse split.

This action will not become effective until at least 20 days after the date this Information Statement is mailed to our stockholders.  The Information Statement will first be mailed to stockholders on or about December 29, 2004.

This Information Statement is being sent to you for information purposes only.  No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

December 15, 2004	By order of the Board of Directors

	By:	/s/ Sanford D. Greenberg
Sanford D. Greenberg, CEO and President

480 S. Holly St.  • Denver, CO  80246  •  303.316.8577  •  www.vitacube.net

VITACUBE SYSTEMS HOLDINGS, INC.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about December 29, 2004, to the stockholders of record of VitaCube Systems Holdings, Inc., at the close of business on November 29, 2004 (the “Record Date”).  This Information Statement is being sent to you for information purposes only.  No action is requested or required on your part.

This Information Statement is being furnished to you to inform you of the adoption of resolutions by written consent by the holders of a majority of the outstanding shares of our common stock.  The resolutions adopted by the majority stockholders give our board of directors the authority in its sole discretion to effect up to a 1-for-2 reverse stock split with respect to each share of our common stock, with no change in the number of authorized shares of common stock.  The board of directors was granted the authority in its sole discretion to determine whether to effect a reverse split, the basis for the reverse split up to a maximum basis of 1-for-2, and the effective date of the reverse split.  Any reverse split effected under the board’s discretionary authority will be in addition to the 1-for-5 reverse split that was approved by the board of directors and stockholders on October 15, 2004, and was effective on December 8, 2004.

Our board of directors and the majority stockholders approved this action on November 29, 2004.  The action will not become effective until at least 20 days after the mailing of this Information Statement to our stockholders.

Under Nevada General Corporation Law, action by stockholders may be taken without a meeting, without prior written notice, by written consent of the holders of the outstanding stock, having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted.  Sanford D. Greenberg, our CEO, president and a director, and Warren Cohen, a former director, who together own 59% of our common stock, approved the actions by written consent.  Thus, the actions were approved and no other vote or stockholder action is required.

As of the Record Date, we had 32,670,165 shares of our common stock outstanding.  Each share of common stock is entitled to one vote. As of December 8, 2004, the effective date of our 1-for-5 reverse stock split, we had approximately 6,534,046 shares of our common stock outstanding.

The expenses of mailing this Information Statement will be borne by the Company, including expenses in connection with the preparation and mailing of this Information Statement.  We contemplate that brokerage houses, custodians, nominees, and fiduciaries will forward this Information Statement to the beneficial owners of our common stock held of record by these persons, and we will reimburse them for their reasonable expenses incurred in this process.

Only one Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  We will undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered.  You may make written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the Information Statement or by calling our principal executive offices.  If multiple stockholders sharing an address have received one copy of this Information Statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices.  Additionally, if current stockholders with a shared address receive multiple copies of this Information Statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to our principal executive office.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS,

AND 5% STOCKHOLDERS

The following table sets forth information concerning ownership of our common stock as of November 29, 2004, by our executive officers and directors, and persons known by us to own more than 5% of our issued and outstanding shares of common stock.  The share numbers reflect the 1-for-5 reverse stock split, which was effective on December 8, 2004.

Name and Address	Number of Shares(1)		Percent of Class(2)
Sanford D. Greenberg (11) Chief Executive Officer and Director	2,735,406	(3)	40.5%

Timothy Transtrum (11) Chief Operating Officer	12,500	(4)	*

Mary Pat O’Halloran (11) Chief Financial Officer	24,750	(5)	*

David Litt (11) Vice President of Sales and Marketing	10,000	(6)	*

Doug Ridley (11) Director	5,000	(7)	*

John B. McCandless (11) Director	5,000	(7)	*

Anthony DiGiandomenico Director 401 Wilshire Blvd., Ste. 1020 Santa Monica, CA 90401	168,395	(8)	2.5%

All officers and directors as a group (7 persons)	2,961,051		45.3%

Christopher Marlett 401 Wilshire Blvd., Ste. 1020 Santa Monica, CA 90401	458,958	(9)	6.7%

Warren Cohen 595 South Broadway, Suite 200 Denver, CO 80209	1,338,800	(10)	20.5%

*                 Less than 1%

(1)          All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of November 29, 2004, and which will not become vested or exercisable within 60 days of such date.

(2)          Percentages are rounded to nearest one-tenth of one percent.  Percentages are based on 6,534,046 shares of common stock outstanding.  Options that are presently exercisable or exercisable within 60 days of November 29, 2004, are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)          Includes shares either held directly or as custodian for a minor child and includes 216,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of November 29, 2004, and 2,519,406 shares held of record.

(4)          Includes 12,500 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of November 29, 2004.

(5)          Includes 14,750 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of November 29, 2004, and 10,000 shares held of record.

(6)          Includes 10,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of November 29, 2004.

(7)          Includes 5,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of November 29, 2004.

(8)          Includes 99,095 shares issuable pursuant to warrants and 2,500 shares pursuant to options which are presently exercisable or which become exercisable within 60 days of November 29, 2004 and 66,800 shares held of record.

(9)          Includes shares either held directly or through entities that are controlled by Christopher A. Marlett.  Includes 271,958 shares issuable pursuant to warrants which are presently exercisable or which become exercisable within 60 days of November 29, 2004, and 187,000 shares held of record.

(10)            Includes 1,338,800 shares held of record.

(11)            Address: 480 South Holly Street, Denver, Colorado 80246

APPROVAL OF THE REVERSE STOCK SPLIT

On November 29, 2004, the majority stockholders by written consent in lieu of a special meeting granted the board of directors the authority in their discretion to effect up to 1-for-2 reverse stock split of our common stock.  The reverse stock split will not affect the number of shares of common stock authorized by us.  Any fractional share resulting from the reverse stock split will be rounded up to one share.  The grant of discretional authority includes the authority to determine whether to reverse split the common stock, the basis for reverse stock split up to a maximum basis of 1-for-2, and the timing of the reverse stock split.  The reverse stock split will not become effective, if ever, until the filing of a certificate with the Nevada Secretary of State, which filing will not occur until at least 20 days after the mailing of this Information Statement to our stockholders.  Any reverse split effected under the board’s discretionary authority will be in addition to the 1-for-5 reverse split that was approved by the board of directors and stockholders on October 15, 2004, and was effective on December 8, 2004.

Reasons for the Reverse Stock Split

The Company desires to apply to list its common stock on the American Stock Exchange.  In addition to other listing requirements, the Company’s common stock must trade at or above $3.00 per share.  The Company is concerned that the 1-for-5 reverse stock split approved on October 15, 2004 by our board of directors and majority stockholders, which became effective on December 8, 2004, may not result in the necessary trading price to meet the American Stock Exchange listing requirements.  Thus, we sought the authority from our stockholders to again split our shares of common stock, if the board of directors deems it necessary.

The Company believes that a higher stock price may help generate interest in the Company among investors and thereby assist us in raising future capital to fund our operations and increase liquidity for our stockholders.  No assurance can be given, however, that the market price of our common stock will rise in proportion to the reduction in the number of outstanding common stock resulting from the reverse stock split.

Effect of the Reverse Split

Upon the effective date of the reverse stock split, currently outstanding shares of common stock will automatically convert into a lesser number of common stock and the total number of shares of our common stock outstanding will be reduced based on the exchange ratio.  The maximum exchange ratio for the reverse stock split is 1-for-2.  The board may authorize a lower exchange ratio.  If the board authorizes a .8333-for-1 exchange ratio, the total number of shares of common stock will be reduced from approximately 6,534,046 (post 1-for-5 split) shares to approximately 5,444,821 shares.  The net effect of the 1-for-5 reverse split and a .8333-for-1 reverse split would be a 1-for-6 reverse split.  If the board authorizes the maximum 1-for-2 exchange ratio, the total number of shares of common stock will be reduced from approximately 6,534,046 (post 1-for-5 split) shares to approximately 3,267,023 shares.  The net effect of the 1-for-5 reverse split and a 1-for-2 reverse split would be a 1-for-10 reverse split.

Any fractional share resulting from the reverse stock split will be rounded to one share. Each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged after the reverse stock split except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of common stock will be substantially unaffected by the reverse stock split.

The total number of shares of common stock authorized by us is 50,000,000 shares.  The number of authorized shares will not be affected by the reverse stock split.  Thus, the reverse stock split will result in additional unissued shares.  The stockholders may be diluted to the extent that any of the authorized but unissued shares are subsequently issued.  The Company has entered into a non-binding letter of intent to conduct a public offering of its securities pursuant to which it may issue up to approximately 3,800,000 shares of its common stock and will reserve up to approximately 4,200,000 shares of its common stock for issuance upon exercise of stock purchase warrants expected to be issued in or in connection with the public offering.  The pricing of the public offering and the exact number of shares subject to the offering have not yet been determined.  The proposed offering is subject to certain conditions including filing of a registration statement with the Securities and Exchange Commission covering the offering, the market for securities in general and other financial and political conditions.  There can be no assurance that the Company will be successful in completing a public offering.  Other than the shares that we may potentially issue pursuant to the letter of intent, we have no other current plans or commitments to issue additional shares resulting from the reverse stock split.

All issued and outstanding options, warrants, and convertible securities will be appropriately adjusted for the reverse stock split automatically on the effective date of the reverse stock split.

The reverse stock split may result in some stockholders holding “odd lots” of less than 100 shares of common stock.  Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per share basis, than the costs of transactions in even multiples of 100 shares.

After the reverse stock split, stockholders are not required to obtain new or replacement share certificates.  After the effective date of the reverse stock split, stockholders of record on the effective date of the reverse stock split, may contact the Company’s transfer agent to exchange their existing certificates for new certificates representing the number of post-reverse stock split shares.  Until a stockholder forwards a completed letter of transmittal, together with certificates representing the stockholder’s shares of pre-reverse stock split common stock to the transfer agent and receives in return a new certificate representing shares of post-reverse stock split common stock, the stockholder’s certificate will be deemed equal to the number of whole shares of post-reverse stock split common stock to which the stockholder is entitled as a result of the reverse stock split.

Certain Federal Income Tax Consequences

The following discussion describes certain material federal income tax considerations relating to the reverse stock split.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations thereunder, judicial decisions, and current administrative rules and practices, all as amended and in effect as of the date hereof.  Any of these authorities could be repealed, overruled or modified at any time.  Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described in this Information Statement.  No ruling from the Internal Revenue Service with respect to the matters discussed in this Information Statement has been requested, and there is no assurance that the Internal Revenue Service will agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or stockholders who may be subject to special treatment under the federal income tax laws.  This discussion also does not address any tax consequences under state, local, or foreign laws.

The reverse stock split is intended as a tax-free recapitalization to the Company and its stockholders, except as described below.  Hence, stockholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except as described below.  The holding period for such shares of stock after the reverse stock split will include the holding period of shares of stock before the reverse stock split, provided that such shares of stock are held as a capital asset as of the effective date of the reverse stock split.  The total adjusted basis of the shares of common stock after the reverse stock split will be the same as the total adjusted basis of the shares of stock before the reverse stock split, excluding the basis of fractional shares.  If the common stock is split on a 1-for-2 basis, the adjusted basis for each share will increase 2-for-1.

 The federal income tax treatment of the receipt of a whole share of common stock in lieu of a fractional share is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

Additional Information

We file periodic reports, proxy statements, and other information with the Securities and Exchange Commission.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.  Our filings are available through the Commission’s website at the following address:  http://www.sec.gov.  You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, Room 1400, New York, New York 10007.  Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330.

By order of the Board of Directors

By:	/s/ Sanford D. Greenberg
Sanford D. Greenberg, CEO and President